Exhibit 99.1

MEDTOX® Scientific, Inc.

First Quarter Conference Call

April 12, 2006

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

Good morning everyone. I’m Kevin Wiersma, chief operating officer of the MEDTOX Laboratory Services division, and also CFO of the company. Welcome to our first quarter conference call.

Before Dick Braun, our CEO, begins our prepared presentation, I’d like to cover one administrative item: Forward looking statements in our conference call today are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors are described from time to time in the Company's annual report on Form 10-K and other reports filed with the Securities and Exchange Commission.

Our call today is in listen-only mode, and we would also like to welcome those listeners who have accessed this morning’s call on the internet. Following our prepared remarks, we will have a question and answer session that is accessible to institutional investors and qualified financial analysts covering MEDTOX and our industry. We look forward to your questions.

Also joining us for our call is Jim Schoonover, our chief marketing officer, and at this time I’m pleased to introduce Dick Braun, CEO of MEDTOX.

Dick Braun, MEDTOX - President and CEO:

Thank you, Kevin. We are pleased with the first quarter of 2006. We experienced balanced growth in both our laboratory and diagnostic segments. Within the laboratory segment, our Specialty Laboratory Services, which includes Clinical Trial Services, grew by 16% year over year. New products in the diagnostic segment have begun to contribute to increased sales. SURE-SCREEN®, our lower detection level device targeted for the government market, and our new PROFILE®-III cup are gaining acceptance and have been increasing in sales month over month. Our PROFILE®-II ER device sold to hospitals, continues to grow in sales and achieved 43% revenue growth year over year. We hope to further enhance this growth with the introduction of the MEDTOXScan™ reader for use with the PROFILE®-II ER device in the hospital market. Our expectation continues to be that we will have production units available for customers late in the second quarter. The beta units that are currently in customer’s hands have been well received and have performed according to specifications.

In the first quarter, we installed eChain® (our web based thin client electronic chain of custody and donor tracking system) in 264 clinics and collection sites. It is our objective to increase this number to more than 1,000 locations by the end of 2006. This is an ambitious undertaking, but we believe it is feasible.

Most of the growth we experienced in the first quarter was from our existing products and services, but we are beginning to see contribution from the new products and services we have developed over the last year. We look forward to the contribution from those products and services increasing over the rest of 2006.

Kevin ...

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

Thank you, Dick. Here are some details regarding the quarter.

We experienced top line growth of 11% for the quarter.

In our lab business, first quarter revenues were $12.4 million, up 11% from the first quarter of last year. The growth was driven by strong sample volume in workplace drugs-of-abuse testing, partially offset by a slight decline in the average price per testing specimen. Revenues in our Specialty Laboratory Services were up a solid 16% from the first quarter of last year due to strong growth in testing for Clinical Trial Services.

In our POC diagnostic business, first quarter revenues were $3.9 million, up 11% from last year, lead by strong sales of our PROFILE®-II A and PROFILE®-II ER products.

Our overall gross margin was 43.7% in the first quarter, compared to 40.6% last year.

Our lab business operated at a 38.4% margin in the first quarter, up significantly from 35.2% in the first quarter of last year. The increase in gross margin was due to increased volume through the current infrastructure.

Margins in our POC diagnostic division were 60.2%, up from 57.5% last year. POC diagnostic margins in the first quarter of last year were impacted by costs associated with the transition to the new improved product format for our PROFILE®-II product line.

Our selling, general and administrative expenses were $5.1 million in the quarter, about even with the fourth quarter last year, but up from $4.3 million in the first quarter last year. The increase in SG&A expenses reflects our continued increased investment in information technology and increased incentive based compensation.

Research and development expenses decreased $138,000 to $460,000 in the quarter. Our increased spending in the first quarter of last year reflected development activity associated with our POC Diagnostic products, including our MEDTOXScan™ electronic reader, and our new improved PROFILE®-II product format.

Other expenses decreased 3% to $322,000 in the quarter and consist primarily of interest expense and the net operating results of the New Brighton Business Center. The improvement is due to lower interest expense related to reductions in our average debt levels.

In terms of the balance sheet, our trade receivables are up from their year-end level due to strong February and March sales and the timing of cash receipts. Our days sales outstanding is at 56 days for the quarter compared to 54 days last year. Our bad debt expense for the quarter was below 1% of sales.

Current liabilities increased and long-term liabilities decreased primarily due to the refinancing of our $5.4 million mortgage. On March 31st, we refinanced $3.4 million over a 5 year term and paid the remaining balance using our line of credit and cash.

This concludes our review of the Company’s financial performance.

Dick Braun, MEDTOX - President and CEO:

Thank you Kevin.

We’d now be pleased to take any questions that you may have.

QUESTION AND ANSWER

Brian Bares, Bares Capital:

Can you talk a little bit about the competitive environments, in particular focus on what you see from the Quest and LabCorp guys?

Jim Schoonover, MEDTOX - CMO:

Sure Brian, this is Jim Schoonover. We obviously compete with those two organizations relatively consistently, but ours is of more, shall we say, a service-driven model with more customized service and we just have a different way of presenting ourselves, I would say, than those two companies. Drug testing in particular is a very large piece of our total business, relative to how big it is to those two organizations. So I think we give it a lot of focus and certain customers are more apt to do business with us because of that than maybe with the other two. So the competitive nature with those two organizations really hasn't changed very much at this point in time and we’re comfortable competing with them.

Brian Bares, Bares Capital:

You haven't seen, because drugs-of-abuse testing is such a small portion of their total sales, you haven't seen the appetite for or their appetite for servicing this part of the market waning at all?

Jim Schoonover, MEDTOX - CMO:

It's hard to say. Again, in general, I think that one of the reasons clients do business with MEDTOX is because of our service offering and always has been and I think always will be, and I'm not sure that is the same model that those two companies have ever really focused on. They use their patient service centers quite a bit and drive business into a fairly narrow service offering. So, again, I don't think it’s changed dramatically, but there's a clear differentiation between how we approach customers and how they do from my perspective.

Brian Bares, Bares Capital:

Related question would be, when we were up there in early 2005, it looked like you were largely complete with LEAN initiatives that you had initiated, I believe, in '03 or '04. Would you call that complete now? Or do you still have a way to go there?

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

This is Kevin, you know the initial large phases of our LEAN initiatives are complete but we continue on with specialized LEAN projects and continue to focus on LEAN improvements in all areas. It's an ongoing part of the culture at this point.

Brian Bares, Bares Capital:

So the improvements that you’re seeing now in your margins are more, you would classify them more as a result of increased volume than you would as a result of implementation of additional LEAN initiatives?

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

I would say that's true.

Brian Bares, Bares Capital:

Okay, great. Thank you.

Marcus Ortega, J.P. Turner & Company:

Good morning, gentlemen, great quarter. Couple of things. In the Specialty Lab business, you said you had 16% year-over-year growth and I was curious; in the past you’ve been able to talk about backlog that you had in that area in terms of clinical trials activities, and wins. Can you talk about that? And secondly what, if it's a single thing, can you attribute to the improvement of the gross profit margin and the operating margins that you demonstrated in the quarter?

Dick Braun, MEDTOX - President and CEO:

Marcus, this is Dick. I think we've attempted to set a precedent that we are going to stick to that we have actually talked about backlog but we’ve only done it at year-end. And just maybe to reiterate for those who haven't been on the call before, the clinical trial services is one part of our business that’s more project-oriented. So in other words from quarter to quarter the revenues could be a bit lumpy, depending on how the pharmaceutical trial or the bioanalytical work plays out. We are not convinced it's helpful to review that backlog on a quarterly basis. So we have disclosed in the K and we have disclosed at year-end and the conference call our backlog and so I think that's the answer to that question.

The second question about margins is that there is a relatively high fixed cost here at the laboratory and that infrastructure offers us an opportunity for leverage with increased volume. So the increased margins and operating margins are largely attributable to higher volume in the first quarter.

Marcus Ortega, J.P. Turner & Company:

That's an interesting dynamic because given the revenue increase, the 11.3%, motivating much more substantial improvements in margin; I think that demonstrates what you are saying very clearly.

Dick Braun, MEDTOX - President and CEO:

I agree.

Marcus Ortega, J.P. Turner & Company:

Fantastic, thanks guys.

Brent Miley, Rutabaga Capital:

Good morning. I was wondering if you guys might go through the new products at least broadly. Just talk about whether they are on plan, ahead of plan, where are they versus sort of where you'd thought they would be in terms of acceptance in the marketplace?

Jim Schoonover, MEDTOX - CMO:

Brent, this is Jim Schoonover. Let me talk about two, and first of all, specifically, which is SURE-SCREEN® and eChain®. As it relates to SURE-SCREEN®, we are on target with our introduction of SURE-SCREEN® into the government market. We have utilized SURE-SCREEN® in conjunction with what we call our DARS™ program, Drug Abuse Recognition System. And we've branded that as a name called ClearCourse™ and it has enabled us to now approach, I would say, larger governmental entities with a broader service offering that goes beyond just the screening device. So from that standpoint, SURE-SCREEN® has been very successfully accepted by the market as a piece of a broader service opportunity. We are also selling it as a stand-alone device and it is meeting our expectations in terms of market acceptance. There are a lot of customers in that business that are looking for lower cutoff levels because they are not held to the same corporate cutoff levels that we see in the other part of our business.

eChain®, I would say we are on track with the introduction of eChain® to the clinic groups we work with. That’s an ongoing effort. As Dick mentioned our objective is to have 1,000 clinics online with eChain® by the end of 2006; and we believe we’ll meet that objective and in terms of the robustness of the system, it has performed extremely well so far and we are very happy with the initial results of the system.

The reader, it’s still a little early. We will be doing more of a full product launch this quarter. The early acceptance by the beta test sites was very encouraging to us, and we feel it will meet the expectations that we have internally for that new product.

Brent Miley, Rutabaga Capital:

Great, on the eChain® side, and forgive the basic nature of the question, but are you guys actually giving that software away to the clinics with the hope of then driving volume through the lab via some of these large customers that you have the potential to do more business with? Or is that something that you actually sell to them?

Jim Schoonover, MEDTOX - CMO:

No it's actually, first of all, it is a web-based program so it's not really, there's no software that we need to deliver. Basically there are two utilizations for eChain®. One is to create a national network of clinics that are on eChain® so that national customers can utilize clinics anywhere in the country on that same program. So from that standpoint, we have an interest in clinics adopting eChain® from a service point of view. We also think it will reduce some of our fixed cost as it relates to sending forms out, and things of that nature.

Secondly we've already experienced some clinics, once they've gotten on the eChain® system, that they like the way it performs, they like the functionality and they then have inquired with us as to its availability for their local customers. So we are following up on that and that, obviously, will be a sales tact we will take in the future in terms of trying to work with clinics on delivering a higher level of service to their local customers, and this would be additive business to us.

Brent Miley, Rutabaga Capital:

Okay. Great, and then on the drugs-of-abuse side, you guys mentioned that volume were up. The price was down somewhat. I know that, at least I think prices had stabilized. Anything going on there in particular in terms of the general volume versus price dynamic or is that pretty much par for the course?

Jim Schoonover, MEDTOX - CMO:

I would say it's pretty much par for the course. Bottom line is that prices really have sort of bottomed, and if anything, probably over the next 12 to 18 months, depending on fuel costs and the cost of specimen transportation, you may see some slight up tick in pricing. But I think that was more of a point in time fluctuation.

Brent Miley, Rutabaga Capital:

Okay. Great, thank you.

Fred Milligan, Sanders Morris Harris:

Good morning. Nice quarter. The cash I notice is down but I see the receivables are up and the long-term debt is also down. So I assume that cash is being consumed through degree by these other things. But let me ask about the tax situation. Some time ago, you put the NOL on your balance sheet and have been consuming it. Is that all gone now?

Dick Braun, MEDTOX - President and CEO:

No, it's gone to the extent that there is no more to bring back through the P&L and post up on the balance sheet. What's available is on the balance sheet, but in terms of it being consumed for tax purposes, we have - maybe Kevin has the numbers somewhere - between $8 and $10 million, i.e., so the next $8 to $10 million in taxes that we would owe to the federal government, this is an overly simplistic explanation, is we wouldn't have to write a check for it. Does that answer your question?

Fred Milligan, Sanders Morris Harris:

Yes, that does. But it comes into the cash position, doesn't it?

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

It does.

Dick Braun, MEDTOX - President and CEO:

It does.

Fred Milligan, Sanders Morris Harris:

Yes, it reflected that. Thanks a lot.

Mike Davidoff, Thomson, Hortsmann & Bryant:

Hi, good morning guys. Can you just review the SURE-SCREEN® device? Just kind of describe what it is? And talk about the market opportunity and the margin profile there.

Jim Schoonover, MEDTOX - CMO:

Sure Mike, this is Jim Schoonover. Basically what SURE-SCREEN® is, it's an instant drug screening device that has sensitivity levels or what we call cutoff levels that are approximately 50% of what has historically been used as sensitivity levels in the corporate drug testing market. And the reason that, at least initially, we had targeted the government market for that is because in a probation, parole or prison environment, the officers involved in testing are really more interested in whether there is presence of drug or not. They don't really care about the level of the drug as much as they care about whether or not drug is present. So giving them the SURE-SCREEN® device that has lower sensitivity levels, allows them to test individuals in a more exacting manner and being able to determine whether or not a drug is present; and that is an important piece because a lot of these drug users in those systems have found ways to take multiple drugs that keep any one individual drug below the old cutoff levels so they were not detected by traditional devices.

Mike Davidoff, Thomson, Hortsmann & Bryant:

So it's, so I'm clear, so it's a device sale plus is there a service component as well?

Jim Schoonover, MEDTOX - CMO:

Yes, there is. And that would get into a fair amount of detail, but we have the ability to have those test results sent to us electronically and report them back electronically. We combine the SURE-SCREEN® device with what we call the DARS™ program, which is more of an officer training to be able to detect visually some likely impairment markers on an individual, such as dilation of pupils and things of that nature. So it is a fairly sophisticated broad service offering and the SURE-SCREEN® device, which is a diagnostic device, is a piece of that total component, service component. But as I said earlier, we sell it as well as a stand-alone device, offering these law-enforcement entities the ability to test at lower cutoffs. And one final comment about that-the reason that is important especially in the probation/parole environment is statistics show that the sooner you have an intervention with someone who was recently reusing drugs, the sooner you can possibly get them back into the treatment setting, and the more successful the ultimate outcome will be with that donor.

Mike Davidoff, Thomson, Hortsmann & Bryant:

And what type of revenue opportunity do you think this could be?

Jim Schoonover, MEDTOX - CMO:

Let me give you a macro sense of that. We believe in the government market, it is probably about a $250 to $300 million testing market. SURE-SCREEN® at this point is the only FDA 510(k) cleared device that has lower sensitivity levels. We believe there will be some migration of that market to this, but to give you anything more than those broad numbers, it's probably a little early to do that.

Mike Davidoff, Thomson, Hortsmann & Bryant:

And if you can just kind of do the same, just give a description of the electronic reader product again and kind of what the customer base your targeting is.

Jim Schoonover, MEDTOX - CMO:

That is primarily for corporate and occupational health clinic customers and, historically -- I'm sorry. Were you talking about ER or eChain®?

Mike Davidoff, Thomson, Hortsmann & Bryant:

The ER product.

Jim Schoonover, MEDTOX - CMO:

I'm sorry. In the ER market, it is anywhere from a 5 to an 11 panel quick tox screen. So when an individual comes into the emergency room and the emergency room physician wants to run a quick toxicology screen to see if there are any obvious drug issues going on, they would run one of our PROFILE®-II ER devices. And that would give them in about three to five minutes, an indication of whether or not drug was present at specific cutoff levels. That then might have some impact on the treatment that they would take immediately for that patient. It is, the option of using our device, is that if they don't use a device they would then need to send a sample to the hospital laboratory and it’s a timing issue in terms of them wanting to get a quick result.

Mike Davidoff, Thomson, Hortsmann & Bryant:

Okay and you said that product is on track for this quarter?

Jim Schoonover, MEDTOX - CMO:

Yes. We distribute that through Cardinal Health. And I would say that sales so far in the first quarter were slightly above expectations in that area. And that will be, we believe, enhanced when we introduce the MEDTOXScan™ reader. So in that scenario instead of a visual read, you'll be able to put the device in the reader and get a printout. And also you can connect to a laboratory information management system to report test results.

Mike Davidoff, Thomson, Hortsmann & Bryant:

Okay, thanks. Great job guys.

Dick Braun, MEDTOX - President and CEO:

We would like to thank you for participating, and we look forward to talking with you again at the end of the second quarter.